Exhibit 99.2

NEWS
93 West Main Street, Clinton, CT 06413
Connecticut Water Service, Inc. Elects Directors and Declares Dividends
     Clinton, Connecticut, May 16, 2008 - Shareholders of Connecticut Water Service, Inc. (NASDAQ GS:CTWS) elected a slate of three directors and ratified the Audit Committee’s selection of PricewaterhouseCoopers LLP as independent auditors for 2008, at the Company’s Annual Meeting of Shareholders held on May 15, 2008 in Groton, Connecticut. The President/CEO and the Vice President/CFO’s presentation at the Annual Meeting of Shareholders will be available for viewing for 30 days at the Company’s Web site: www.ctwater.com on the “Annual Report & Annual Meeting” page of the Investor Information section.
     Reelected to the 9-member board were Mary Ann Hanley, an attorney and Assistant to the President of St. Francis Hospital & Medical Center and Director of the Valencia Society, the endowment fund for the hospital, Mark G. Kachur, retired Chairman, President and Chief Executive Officer of Cuno, Inc., and David A. Lentini, Chairman, President and Chief Executive Officer of The Connecticut Bank and Trust Company.
     Eric W. Thornburg, Connecticut Water’s Chairman, President and CEO, said “Our Board has broad experience in regulatory, financial and executive management. The directors have been invaluable to me as Connecticut Water strives to build shareholder value by providing high quality water, responsive customer service, building a work environment that rewards performance, and growing the Company through acquisitions.”
     The Board of Directors declared a quarterly cash dividend of $ 0.2175 per common share payable on June 16, 2008 for shareholders of record as of June 2, 2008. This quarterly dividend remains unchanged from the previous quarter and represents an annualized dividend of $0.87 per share. In addition, the Board also declared a quarterly cash dividend of $0.20 per share on Preferred A shares (not publicly traded) payable on July 15, 2008 for shareholders of record as of July 1, 2008, and a quarterly cash dividend of $0.225 on Preferred 90 (OTCBB: CTWSP) shares payable on July 31, 2008 for shareholders of record as of July 17, 2008.

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Daniel J. Meaney, APR
Director of Corporate Communications
Connecticut Water Service, Inc.
93 West Main Street, Clinton, CT 06413-1600
(860) 669-8630 ext. 3016
This news release may contain certain forward-looking statements regarding the Company’s results of operation and financial position. These forward-looking statements are based on current information and expectations, and are subject to risks and uncertainties, which could cause the Company’s actual results to differ materially from expected results.
Regulated water companies, including The Connecticut Water Company, are subject to various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the water industry is materially dependent on the adequacy of approved rates to allow for a fair rate of return on the investment in utility plant. The ability to maintain our operating costs at the lowest possible level, while providing good quality water service, is beneficial to customers and stockholders. Profitability is also dependent on the timeliness of rate relief to be sought from, and granted by, the DPUC, when necessary, and numerous factors over which we have little or no control, such as the quantity of rainfall and temperature, customer demand and related conservation efforts, financing costs, energy rates, tax rates, and stock market trends which may affect the return earned on pension assets, compliance with environmental and water quality regulations and the outcome of litigation matters, including the Unionville division well field dispute. From time to time, the Company may acquire other regulated and/or unregulated water companies. Profitability on these acquisitions is often dependent on the successful integration of these companies, including the January 2008 acquisition of Eastern Connecticut Regional Water Company, Inc. and Birmingham H20 Services Inc. The profitability of our other revenue sources is subject to the amount of land we have available for sale and/or donation, the demand for the land, the continuation of the current state tax benefits relating to the donation of land for open space purposes, regulatory approval of land dispositions, the demand for telecommunications antenna site leases, and the successful extensions and expansion of our service contract work. We undertake no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.